CUSIP No. N/A	Page 12 of 12 Pages

JOINT FILING AGREEMENT

_____________________

Pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $1.00 per share, of Medical Information Technology, Inc., and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 13th day of March 2013.

By:

/s/ Barbara N. Grossman
Barbara N. Grossman

/s/ Elizabeth L. Grossman
Elizabeth L. Grossman

/s/ Katherine A. Sutliff
Katherine A. Sutliff

/s/ Amelia S. Mattler
Amelia S. Mattler